Exhibit 99.1

GLOBAL INDUSTRIAL COMPANY REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Sales of $354.6 Million, Increase 18.8%
Operating Income of $28.2 Million; Operating Margin 8.0%
Board Declares $0.20 Dividend

PORT WASHINGTON, NY, October 31, 2023 – Global Industrial Company (NYSE: GIC) today announced financial results for the third quarter ended September 30, 2023.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$354.6	$298.5	$954.2	$905.6
Gross profit	$116.3	$106.6	$327.6	$327.4
Gross margin	32.8%	35.7%	34.3%	36.2%
Operating income from continuing operations	$28.2	$27.5	$75.1	$87.5
Operating margin	8.0%	9.2%	7.9%	9.7%
Net income from continuing operations	$20.7	$20.3	$55.5	$64.7
Net income per diluted share from continuing operations	$0.54	$0.53	$1.44	$1.69

Net income (loss) from discontinued operations	$0.0	$(0.1)	$(0.1)	$0.3
Net income (loss) per diluted share from discontinued operations	$0.00	$0.00	$0.00	$0.01
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended September 30, 2023 and October 1, 2022, respectively. The third quarters of both 2023 and 2022 included 13 weeks and the first nine months of both 2023 and 2022 included 39 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to US dollars using the current year's average exchange rate. There were 63 selling days in the U.S. in each of the third quarters of 2023 and 2022, respectively, and in Canada, there were 62 selling days in the third quarter of 2023 and 63 selling days in the third quarter of 2022. There were 191 selling days in the U.S for the nine months ended 2023 and 192 selling days in the nine months ended 2022. There were 188 selling days in Canada for the nine months ended 2023 and 189 selling days in the nine months ended 2022.

Third Quarter 2023 Financial Summary:

•Consolidated sales increased 18.8% to $354.6 million compared to $298.5 million last year. Excluding Indoff, acquired on May 19, 2023, sales increased 3.2%.
•Consolidated gross margin declined to 32.8% compared to 35.7% last year. Excluding Indoff, gross margin was 34.5%, a 120 basis point reduction to prior year.
•Consolidated operating income from continuing operations increased 2.5% to $28.2 million compared to $27.5 million last year. Excluding Indoff, operating income was $25.7 million, a decrease of 6.5%.
•Net income per diluted share from continuing operations increased 1.9% to $0.54 compared to $0.53 last year.

Year to Date Q3 2023 Financial Summary:

•Consolidated sales increased 5.4% to $954.2 million compared to $905.6 million last year. Excluding Indoff, sales declined 2.4% and 1.9% on an average daily sales basis.
•Consolidated gross margin declined to 34.3% compared to 36.2% last year. Excluding Indoff, gross margin was 35.3%.
•Consolidated operating income from continuing operations decreased 14.2% to $75.1 million compared to $87.5 million last year. Excluding Indoff, operating income was $71.5 million, a decrease of 18.3%.
•Net income per diluted share from continuing operations decreased 14.8% to $1.44 compared to $1.69 last year.

Barry Litwin, Chief Executive Officer, said, "Third quarter revenue increased 18.8%, as we benefited from a return to organic revenue growth and the addition of Indoff for the full period. On an organic basis, revenue improved 3.2% driven by volume improvement, which more than offset continued price headwinds. Top line performance was once again led by our e-commerce channel, as recent investments and actions to drive digital transformation and enhance the online shopping experience are delivering returns. Gross margin was 32.8% and primarily reflects the inclusion of Indoff’s lower margin profile. During the quarter, we further normalized our inventory position, generated strong cash flow from operations and fully paid off the outstanding balance on the credit facility."

"We are executing against the core pillars of our ACE strategy, committed to delivering an exceptional experience to customers, and focused on operational excellence in every part of the business. The investments we are making in growth and productivity initiatives are designed to strengthen our competitive position. While the environment remains one of caution, our proactive management approach and ability to adjust to market conditions, places us in a position to continue to succeed in the marketplace."

At September 30, 2023, the Company had total working capital of $142.9 million, cash and cash equivalents of $34.3 million, excess availability under its credit facility of approximately $108.9 million. Operating cash flow provided by continuing operations in the quarter was $38.3 million. The Company’s Board of Directors has declared a cash dividend of $0.20 per share to common stock shareholders of record at the close of business on November 13, 2023, payable on November 20, 2023.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its third quarter 2023 results today, October 31, 2023 at 5:00 p.m. Eastern Time. A live webcast of the remarks will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. For more than 70 years Global Industrial has gone the extra mile for its customers and offers more than a million industrial and MRO products, including its own Global Industrial Exclusive BrandsTM. With extensive product knowledge and a solutions-based approach, Global Industrial helps customers solve problems and be more successful. At Global Industrial, "We can supply that®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.
Investor/Media Contacts:
Mike Smargiassi/ Ryan Golden
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com/ ryan@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$354.6	$298.5	$954.2	$905.6
Cost of sales	238.3	191.9	626.6	578.2
Gross profit	116.3	106.6	327.6	327.4
Gross margin	32.8%	35.7%	34.3%	36.2%
Selling, distribution and administrative expenses	88.1	79.1	252.5	239.9
Operating income from continuing operations	28.2	27.5	75.1	87.5
Operating margin	8.0%	9.2%	7.9%	9.7%
Interest and other expense, net	0.7	0.6	1.2	1.3
Income from continuing operations before income taxes	27.5	26.9	73.9	86.2
Provision for income taxes	6.8	6.6	18.4	21.5
Net income from continuing operations	20.7	20.3	55.5	64.7
Net income (loss) from discontinued operations	0.0	(0.1)	(0.1)	0.3
Net income	$20.7	$20.2	$55.4	$65.0

Net income per common share from continuing operations:
Basic	$0.54	$0.53	$1.45	$1.70
Diluted	$0.54	$0.53	$1.44	$1.69

Net income (loss) per common share from discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.01
Diluted	$0.00	$0.00	$0.00	$0.01

Net income per common share:
Basic	$0.54	$0.53	$1.45	$1.71
Diluted	$0.54	$0.53	$1.44	$1.70

Weighted average common and common equivalent shares:
Basic	38.1	38.0	38.1	38.0
Diluted	38.2	38.1	38.2	38.1

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	September 30,	December 31,
	2023	2022
Current assets:
Cash and cash equivalents	$34.3	$28.5
Accounts receivable, net	136.8	108.0
Inventories	153.8	179.4
Prepaid expenses and other current assets	13.0	9.8
Total current assets	337.9	325.7
Property, plant and equipment, net	20.3	21.0
Operating lease right-of-use assets	87.0	90.3
Goodwill and intangibles	70.7	6.6
Other assets	11.9	11.6
Total assets	$527.8	$455.2

Current liabilities:
Accounts payable and accrued expenses	$181.1	$140.1
Short-term debt	0.0	0.6
Operating lease liabilities	13.9	12.4
Total current liabilities	195.0	153.1
Operating lease liabilities	84.1	89.1
Other liabilities	2.5	2.6
Shareholders’ equity	246.2	210.4
Total liabilities and shareholders’ equity	$527.8	$455.2

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$55.5	$64.7
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	4.5	2.8
Stock-based compensation	2.1	3.4
Provision for deferred taxes	(0.1)	(0.6)
Change in working capital	39.3	(48.6)
Other, net	2.5	1.8
Net cash provided by operating activities from continuing operations	103.8	23.5
Net cash used in operating activities from discontinued operations	(0.1)	(0.1)
Net cash provided by operating activities	103.7	23.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3.3)	(4.9)
Purchase of Indoff, net of cash acquired	(72.3)	0.0
Net cash used in investing activities from continuing operations	(75.6)	(4.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) proceeds of short-term borrowings	(0.6)	5.5
Dividends paid	(23.0)	(20.8)
Stock-based compensation share issuances, net	1.3	1.7
Net cash used in financing activities from continuing operations	(22.3)	(13.6)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.0	(0.3)

NET INCREASE IN CASH	5.8	4.6
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	28.5	15.4
CASH AND CASH EQUIVALENTS – END OF PERIOD	$34.3	$20.0